Exhibit 99.1

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Financial Officer	Chief Executive Officer
	(205) 870-1939	(205) 870-1939

FEDERAL RESERVE BOARD APPROVES PENDING MERGER BETWEEN
CAPITALSOUTH BANCORP AND MONTICELLO BANCSHARES

BIRMINGHAM, Ala. (June 29, 2007) – CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced that it has received notification from the Federal Reserve Bank of Atlanta that the Federal Reserve Board of Governors has approved the applications by CapitalSouth Bancorp to acquire and merge with Monticello Bancshares, Inc. and its subsidiary, Monticello Bank, of Jacksonville, Florida.

The merger, which was first announced in March 2007, still requires regulatory approval by the Alabama State Banking Department as well as approvals by the stockholders of CapitalSouth and shareholders of Monticello Bancshares.  CapitalSouth expects to close during the third quarter of 2007, as previously announced.

Under the terms of the merger agreement, Monticello shareholders will receive 1,047,619 shares of CapitalSouth common stock, $14 million in cash and $8 million in debt in exchange for all of Monticello's outstanding common stock. The combination is expected to be accretive to CapitalSouth's earnings in 2008, following the completion of systems integration.  Additional details concerning CapitalSouth and Monticello, the transaction structure, and its expected strategic value to the Company are included in previous filings with the Securities and Exchange Commission.

"We are pleased to have received this important regulatory approval," stated W. Dan Puckett, CapitalSouth Bancorp Chairman and Chief Executive Officer.  "We believe this merger is strategic to our growth in the Florida market and will greatly enhance our presence in Jacksonville with the addition of the two Monticello banking offices.  Our customers and those at Monticello will have greater convenience as we expand in this market through this combination.  The transaction is anticipated to increase our company's total assets to over $760 million."

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia.  CapitalSouth targets small to medium-sized businesses in the markets it serves.  CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community.  CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office.  CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

-MORE-

CAPB Receives Approval from Federal Reserve Board

June 29, 2007

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

The proposed Merger will be submitted to CapitalSouth's stockholders and Monticello's shareholders for their consideration. CapitalSouth has filed a preliminary registration statement on Form S-4, which contains a joint proxy statement/prospectus to be sent to the stockholders and shareholders of each company, and other relevant documents concerning the proposed Merger with the SEC. Stockholders and shareholders are urged to read the preliminary registration statement and the joint proxy statement/prospectus regarding the proposed Merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about CapitalSouth and Monticello, at the SEC's Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, at CapitalSouth's website, www.capitalsouthbank.com under the tab "Investor Relations." Copies of the registration statement and joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the registration statement and joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Carol Marsh, Chief Financial Officer of CapitalSouth Bancorp, 2340 Woodcrest Place, Suite 200, Birmingham, Alabama 35209, telephone (205) 870-1939.

CapitalSouth and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CapitalSouth and shareholders of Monticello in connection with the proposed merger.  Information about the directors and executive officers of CapitalSouth is set forth in the proxy statement for CapitalSouth's 2007 annual meeting of stockholders, as filed with the SEC on April 17, 2007.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger.  You may obtain free copies of these documents as described above.

-END-